Exhibit 99.1

Praxair Reports Full-Year and Fourth-Quarter 2014 Results

  Full-year sales of $12.3 billion and EPS of $5.73; adjusted EPS of $6.27, up 6% from prior year*
  Full-year adjusted EBITDA and operating margins grew to record levels of 32.2% and 22.4%, respectively*
  Strong full-year operating cash flow of $2.9 billion, 23% of sales; record free cash flow of $1.2 billion*
  Announced 10% dividend increase; 22nd consecutive annual increase
  $1.5 billion returned to shareholders, evenly split between dividends and net share repurchases
  Return on capital 12.7%; return on equity 28.7%*
  Fourth-quarter sales of $3.0 billion; EPS $1.03; adjusted EPS of $1.57*
  Full-year 2015 EPS guidance of $6.15 to $6.50; up 5% to 11%, ex-FX*

DANBURY, Conn.--(BUSINESS WIRE)--January 28, 2015--Praxair, Inc. (NYSE:PX) reported fourth-quarter net income and diluted earnings per share of $302 million and $1.03, respectively. These results include charges to net income related to Venezuela currency devaluation, a bond redemption and a pension settlement. Excluding these items, adjusted net income and diluted earnings per share were $460 million and $1.57, respectively.*

Sales in the fourth quarter were $2,990 million, 3% above the prior-year quarter excluding negative currency translation effects. Organic sales growth was driven by increased volumes, including volume growth from new plant start-ups, and higher price across the Americas and Asia.

Reported operating profit in the fourth quarter was $525 million. Adjusted operating profit of $663 million was steady with the prior-year quarter, excluding currency translation effects. Adjusted operating profit as a percentage of sales remained strong at 22.2%.*

Fourth-quarter cash flow from operations of $772 million funded $482 million of capital expenditures. The company paid $189 million of dividends and repurchased $282 million of stock, net of issuances.

For the full year of 2014, reported net income was $1,694 million and diluted earnings per share was $5.73. On an adjusted basis, full-year net income was $1,852 million and diluted earnings per share was $6.27, 5% and 6% above the prior year, respectively.*

Full-year sales were $12,273, 6% above 2013 excluding negative currency translation. Growth was driven by higher volumes, pricing and acquisitions. Reported operating profit was $2,608 million. Adjusted operating profit of $2,746 million was 6% above 2013, excluding negative currency translation.*

For the full year, cash flow from operations was strong at $2,868 million, 23% of sales. After capital expenditures of $1,689 million, free cash flow was a record $1,179 million. The company invested $206 million in acquisitions, including several U.S. packaged gas distributors. The company paid dividends of $759 million and repurchased $759 million of stock, net of issuances. The debt-to-capital ratio was 59.6% and debt-to-adjusted EBITDA was 2.3x. After-tax return on capital and return on equity for the year were 12.7% and 28.7%, respectively.*

Commenting on the financial results and business outlook, Chairman, President and Chief Executive Officer Steve Angel said, “Praxair’s operational and capital discipline again yielded high-quality results in 2014, despite a challenging global environment. We generated strong operating cash flow of $2.9 billion that represented 23% of sales and record free cash flow of $1.2 billion. Operating and EBITDA margins grew to new highs.

“Sales growth of 6% and EPS growth of 9%, ex-currency, reflect strong price attainment across all of our businesses, relentless cost control and volume growth in the Americas and Asia. The acquisitions that we executed during the year were consistent with our strategy of improving geographic density in our core gases business.

“Looking forward to 2015, we expect modest global growth. More than half of our sales are generated in North America and with our industry-leading presence we will continue to take advantage of the underlying economic strengths of the region. While we continue to see slowing macro-economic trends in the rest of the world, our diverse end-markets and strong local teams will continue to drive resilient operating results and increasing cash flow. We are committed to high-quality growth and expect continued strong cash flow generation to fund new projects, increased dividends and ongoing share repurchases.”

For full-year 2015, Praxair expects sales in the range of $12 billion to $12.4 billion. This sales guidance assumes a negative currency impact of about 6% versus 2014. The company expects diluted earnings per share to be in the range of $6.15 to $6.50, up 5% to 11% ex-currency from 2014.* Full-year capital expenditures are expected to be about $1.7 billion and the effective tax rate is forecasted to remain at about 28%.

For the first quarter of 2015, Praxair expects diluted earnings per share in the range of $1.39 to $1.47. This EPS guidance assumes a negative currency impact of approximately 7% year-over-year and 4% sequentially.

Following is additional detail on fourth-quarter 2014 results by segment.

In North America, fourth-quarter sales were $1,589 million, up 3% from the prior-year quarter excluding currency translation. Organic sales growth of 2% was driven by higher pricing and growth in merchant and packaged gas volumes. Acquisitions of U.S. packaged gas distributors contributed 1% growth. Operating profit of $388 million grew 2% from the prior year, excluding negative currency translation, primarily due to higher volumes, higher price and acquisitions.

In Europe, fourth-quarter sales were $356 million, 12% below the prior-year quarter. Excluding currency, cost pass-through and net divestitures, organic sales were 1% below prior year due primarily to weaker sales in Northern Europe. Operating profit was $63 million.

In South America, fourth-quarter sales were $473 million, 2% below the prior-year quarter. Organic sales, excluding negative currency translation, grew 8% primarily from growth to food and beverage and healthcare end-markets. Operating profit was $105 million, above the prior-year quarter excluding currency translation, due primarily to volume growth and higher pricing.

Sales in Asia were $407 million in the quarter, 6% above the prior year excluding currency and cost pass-through, driven by volume growth in on-site, including new plant start-ups, and merchant. Operating profit was $77 million as compared to $80 million in the prior year.

Praxair Surface Technologies had fourth-quarter sales of $165 million as compared to $164 million in the prior-year quarter. Organic sales grew 1% due to favorable pricing. Overall volumes were comparable to the prior-year period. Operating profit was $30 million as compared to $27 million in the prior year.

About Praxair

Praxair, Inc., a Fortune 250 company with 2014 sales of $12.3 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

*See the attachments for calculations of non-GAAP measures. Non-GAAP adjustments for 2014 relate to the impact of the fourth-quarter Venezuela currency devaluation, bond redemption, and pension settlement charges. Non-GAAP adjustments for 2013 relate to the first-quarter Venezuela currency devaluation charge, third-quarter pension settlement charge and fourth-quarter bond redemption charge and an income tax benefit.

Attachments: Non-GAAP Reconciliations, Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. Additionally, financial projections or estimates exclude the impact of special items which the company believes are not indicative of ongoing business performance. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
SUMMARY NON-GAAP RECONCILIATIONS
(UNAUDITED)

The following adjusted amounts are non-GAAP measures and are intended to supplement investors' understanding of the company's financial statements by providing measures which investors, financial analysts and management use to help evaluate the company's operating performance. Items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. See the non-GAAP reconciliations starting on page 10 for additional details relating to the non-GAAP adjustments.

(Millions of dollars, except per share amounts)

2014	Q4				Year
	Sales	Operating Profit	Net Income - Praxair, Inc.	Diluted EPS	Sales	Operating Profit	Net Income - Praxair, Inc.	Diluted EPS

GAAP Amounts	$2,990	$525	$302	$1.03	$12,273	$2,608	$1,694	$5.73
Pension settlement charges (a)	-	7	5	0.02	-	7	5	0.02
Bond redemptions (b)	-	-	22	0.07	-	-	22	0.07
Venezuela currency devaluations (c)	-	131	131	0.45	-	131	131	0.45
Adjusted amounts	$2,990	$663	$460	$1.57	$12,273	$2,746	$1,852	$6.27

2013	Q4				Year
	Sales	Operating Profit	Net Income - Praxair, Inc.	Diluted EPS	Sales	Operating Profit	Net Income - Praxair, Inc.	Diluted EPS

GAAP Amounts	$3,010	$690	$474	$1.59	$11,925	$2,625	$1,755	$5.87
Pension settlement charges (a)	-	-	-	-	-	9	6	0.02
Bond redemptions (b)	-	-	12	0.04	-	-	12	0.04
Venezuela currency devaluations (c)	-	-	-	-	-	23	23	0.08
Income tax benefit (d)	-	-	(24)	(0.08)	-	-	(24)	(0.08)
Adjusted amounts	$3,010	$690	$462	$1.55	$11,925	$2,657	$1,772	$5.93

(a)	Pension settlement charges were recorded in the 2014 fourth quarter and 2013 third quarter related to lump sum benefit payments made to a number of former employees.
(b)	Charges in the 2014 and 2013 fourth quarters related to the redemptions of the $400 million 5.375% notes due in 2016 and $400 million 5.25% notes due in 2014, respectively.
(c)	Charges in the 2014 fourth quarter and 2013 first quarter related to Venezuela currency devaluations.
(d)	Income tax benefit in the 2013 fourth quarter related to the realignment of Praxair's Italian legal structure.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2014	2013	2014	2013

SALES	$2,990	$3,010	$12,273	$11,925
Cost of sales	1,689	1,699	6,962	6,744
Selling, general and administrative	320	332	1,308	1,349
Depreciation and amortization	291	287	1,170	1,109
Research and development	24	26	96	98
Venezuela currency devaluation and other charges	138	-	138	32
Other income (expense) - net	(3)	24	9	32
OPERATING PROFIT	525	690	2,608	2,625
Interest expense - net	79	56	213	178
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	446	634	2,395	2,447
Income taxes	145	136	691	649
INCOME BEFORE EQUITY INVESTMENTS	301	498	1,704	1,798
Income from equity investments	12	9	42	38
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	313	507	1,746	1,836
Less: noncontrolling interests	(11)	(33)	(52)	(81)
NET INCOME - PRAXAIR, INC.	$302	$474	$1,694	$1,755

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$1.04	$1.61	$5.79	$5.94

Diluted earnings per share	$1.03	$1.59	$5.73	$5.87

Cash dividends	$0.65	$0.60	$2.60	$2.40

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	290,667	294,697	292,494	295,523
Diluted shares outstanding (000's)	293,555	298,225	295,608	298,965

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	December 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$126	$138
Accounts receivable - net	1,796	1,892
Inventories	551	506
Prepaid and other current assets	366	380
TOTAL CURRENT ASSETS	2,839	2,916

Property, plant and equipment - net	11,997	12,278
Goodwill	3,121	3,194
Other intangibles - net	603	596
Other long-term assets	1,242	1,271
TOTAL ASSETS	$19,802	$20,255
LIABILITIES AND EQUITY
Accounts payable	$864	$921
Short-term debt	587	782
Current portion of long-term debt	2	3
Other current liabilities	1,037	958
TOTAL CURRENT LIABILITIES	2,490	2,664
Long-term debt	8,669	8,026
Other long-term liabilities	2,457	2,255
TOTAL LIABILITIES	13,616	12,945

REDEEMABLE NONCONTROLLING INTERESTS	176	307

EQUITY
Praxair, Inc. shareholders' equity	5,623	6,609
Noncontrolling interests	387	394
TOTAL EQUITY	6,010	7,003
TOTAL LIABILITIES AND EQUITY	$19,802	$20,255

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2014	2013	2014	2013
OPERATIONS
Net income - Praxair, Inc.	$302	$474	$1,694	$1,755
Noncontrolling interests	11	33	52	81
Net income (including noncontrolling interests)	313	507	1,746	1,836

Adjustments to reconcile net income to net cash provided
by operating activities:
Venezuela currency devaluation and other charges	138	-	138	23
Depreciation and amortization	291	287	1,170	1,109
Accounts receivable	64	55	(80)	(84)
Inventory	10	9	(42)	(54)
Payables and accruals	16	89	13	107
Pension contributions	(4)	(4)	(18)	(52)
Deferred income taxes and other	(56)	21	(59)	32
Net cash provided by operating activities	772	964	2,868	2,917
INVESTING
Capital expenditures	(482)	(516)	(1,689)	(2,020)
Acquisitions, net of cash acquired	(15)	(12)	(206)	(1,323)
Divestitures and asset sales	6	41	92	106
Net cash used for investing activities	(491)	(487)	(1,803)	(3,237)

FINANCING
Debt increase (decrease) - net	195	(209)	589	1,461
Issuances of common stock	18	46	103	154
Purchases of common stock	(300)	(132)	(862)	(590)
Cash dividends - Praxair, Inc. shareholders	(189)	(177)	(759)	(708)
Excess tax benefit on stock option exercises	3	15	31	46
Noncontrolling interest transactions and other	13	(11)	(110)	(35)
Net cash provided by (used for) financing activities	(260)	(468)	(1,008)	328

Effect of exchange rate changes on cash and
cash equivalents	(63)	(5)	(69)	(27)

Change in cash and cash equivalents	(42)	4	(12)	(19)
Cash and cash equivalents, beginning-of-period	168	134	138	157

Cash and cash equivalents, end-of-period	$126	$138	$126	$138

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2014	2013	2014	2013
SALES
North America	$1,589	$1,567	$6,436	$6,164
Europe	356	404	1,546	1,542
South America	473	481	1,993	2,042
Asia	407	394	1,619	1,525
Surface Technologies	165	164	679	652
Consolidated sales	$2,990	$3,010	$12,273	$11,925

OPERATING PROFIT
North America	$388	$393	$1,580	$1,538
Europe	63	75	291	270
South America	105	115	449	467
Asia	77	80	303	271
Surface Technologies	30	27	123	111
Segment operating profit	663	690	2,746	2,657
Venezuela currency devaluation and other charges	(138)	-	(138)	(32)
Consolidated operating profit	$525	$690	$2,608	$2,625

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2014				2013
	Q4 (b)	Q3	Q2	Q1	Q4 (c)	Q3 (c)	Q2	Q1 (c)
FROM THE INCOME STATEMENT
Sales	$2,990	$3,144	$3,113	$3,026	$3,010	$3,013	$3,014	$2,888
Cost of sales	1,689	1,780	1,767	1,726	1,699	1,697	1,710	1,638
Selling, general and administrative	320	327	335	326	332	336	344	337
Depreciation and amortization	291	301	293	285	287	281	275	266
Research and development	24	25	24	23	26	24	24	24
Venezuela currency devaluation and other charges	138	-	-	-	-	9	-	23
Other income (expenses) - net	(3)	-	3	9	24	4	4	-
Operating profit	525	711	697	675	690	670	665	600
Interest expense - net	79	45	43	46	56	41	41	40
Income taxes	145	187	183	176	136	175	174	164
Income from equity investments	12	11	10	9	9	8	11	10
Net income (including noncontrolling interests)	313	490	481	462	507	462	461	406
Less: noncontrolling interests	(11)	(13)	(14)	(14)	(33)	(17)	(16)	(15)
Net income - Praxair, Inc.	$302	$477	$467	$448	$474	$445	$445	$391

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$1.03	$1.62	$1.58	$1.51	$1.59	$1.49	$1.49	$1.30
Cash dividends per share	$0.65	$0.65	$0.65	$0.65	$0.60	$0.60	$0.60	$0.60
Diluted weighted average shares outstanding (000's)	293,555	295,239	295,976	297,253	298,225	298,357	298,654	299,700

ADJUSTED AMOUNTS (a)
Operating profit	$663	$711	$697	$675	$690	$679	$665	$623
Net Income	$460	$477	$467	$448	$462	$451	$445	$414
Diluted earnings per share	$1.57	$1.62	$1.58	$1.51	$1.55	$1.51	$1.49	$1.38

FROM THE BALANCE SHEET
Net debt (a)	$9,132	$8,953	$8,992	$9,126	$8,673	$8,892	$9,004	$8,563
Capital (a)	$15,318	$16,083	$16,492	$16,319	$15,983	$15,757	$15,548	$15,344
Debt-to-capital ratio (a)	59.6%	55.7%	54.5%	55.9%	54.3%	56.4%	57.9%	55.8%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$772	$713	$847	$536	$964	$904	$577	$472
Capital expenditures	482	430	384	393	516	516	522	466
Acquisitions	15	21	46	124	12	42	171	1,098
Cash dividends	189	189	190	191	177	176	177	178

OTHER INFORMATION
After-tax return on capital (ROC) (a)	12.7%	12.6%	12.6%	12.6%	12.8%	12.8%	13.0%	13.3%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	28.7%	28.2%	28.3%	28.7%	28.6%	28.4%	28.4%	28.1%
Adjusted EBITDA (a)	$966	$1,023	$1,000	$969	$986	$968	$951	$899
Adjusted EBITDA margin (a)	32.3%	32.5%	32.1%	32.0%	32.8%	32.1%	31.6%	31.1%
Debt-to-adjusted EBITDA ratio (a)	2.3	2.2	2.3	2.3	2.2	2.2	2.1	2.1
Number of employees	27,780	27,626	27,735	27,578	27,560	27,794	27,878	27,380

SEGMENT DATA
SALES
North America	$1,589	$1,639	$1,628	$1,580	$1,567	$1,588	$1,552	$1,457
Europe	356	385	408	397	404	386	382	370
South America	473	523	509	488	481	494	536	531
Asia	407	426	394	392	394	385	379	367
Surface Technologies	165	171	174	169	164	160	165	163
Total sales	$2,990	$3,144	$3,113	$3,026	$3,010	$3,013	$3,014	$2,888
OPERATING PROFIT
North America	$388	$416	$398	$378	$393	$406	$381	$358
Europe	63	71	78	79	75	64	69	62
South America	105	118	113	113	115	115	123	114
Asia	77	75	76	75	80	67	61	63
Surface Technologies	30	31	32	30	27	27	31	26
Segment operating profit	663	711	697	675	690	679	665	623
Venezuela currency devaluation and other charges	(138)	-	-	-	-	(9)	-	(23)
Total operating profit	$525	$711	$697	$675	$690	$670	$665	$600

(a)	Non-GAAP measure, see Appendix.

(b)	2014 includes: (i) a charge of $36 million ($22 after-tax, or $0.07 per diluted share) related to a bond redemption, (ii) a charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to pension settlement and (iii) a charge of $131 million ($131 million after-tax, or $0.45 per diluted share), related to a Venezuela currency devaluation. At December 31, 2014, Praxair adopted the Venezuelan government's SICAD II currency exchange system rate of 50 bolivars per U.S. dollar. Previously, the Company used the goverment's official exchange rate of 6.3 bolivars per U.S. dollar.

(c)	2013 includes: (i) a charge of $18 million ($12 million after-tax, or $0.04 per diluted share) related to a bond redemption and an income tax benefit of $40 million ($24 million after non-controlling interests, or $0.08 per diluted share) related to the realignment of Praxair's Italian legal structure, both recorded during the fourth quarter; (ii) a charge of $9 million ($6 million after-tax, or $0.02 per diluted share) related to pension settlement in the third quarter; and (iii) a charge of $23 million ($23 million after-tax, or $0.08 per diluted share), related to a Venezuela currency devaluation in the first quarter.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financial leverage, return on capital and operating performance. Items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impacts of the 2014 fourth quarter pension settlement, bond redemption and loss on Venezuela currency devaluation, 2013 fourth quarter bond redemption and the income tax benefit related to the realignment of Praxair's Italian legal structure, the 2013 third quarter pension settlement, the 2013 first quarter loss on Venezuela currency devaluation, and the 2012 third quarter cost reduction program, pension settlement charge, and an income tax benefit.

	2014				2013				2012
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Free Cash Flow (FCF) - Free cash flow is a measure used by investors, financial analysts and management to evaluate the ability of a company to pursue opportunities that enhance shareholder value. FCF equals cash flow from operations less capital expenditures.

Operating cash flow	$772	$713	$847	$536	$964	$904	$577	$472	$879	$746	$725	$402
Less: capital expenditures	(482)	(430)	(384)	(393)	(516)	(516)	(522)	(466)	(586)	(547)	(564)	(483)
Free Cash Flow	$290	$283	$463	$143	$448	$388	$55	$6	$293	$199	$161	$(81)

Debt-to-Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Debt	$9,258	$9,121	$9,165	$9,270	$8,811	$9,026	$9,106	$8,676	$7,362	$7,136	$6,995	$6,856
Less: cash and cash equivalents	(126)	(168)	(173)	(144)	(138)	(134)	(102)	(113)	(157)	(108)	(104)	(107)
Net debt	9,132	8,953	8,992	9,126	8,673	8,892	9,004	8,563	7,205	7,028	6,891	6,749
Equity and redeemable noncontrolling interests:
Redeemable noncontrolling interests	176	190	194	195	307	290	259	255	252	243	232	232
Praxair, Inc. shareholders' equity	5,623	6,552	6,911	6,600	6,609	6,210	5,928	6,169	6,064	6,015	5,615	5,940
Noncontrolling interests	387	388	395	398	394	365	357	357	357	331	279	327
Total equity and redeemable noncontrolling interests	6,186	7,130	7,500	7,193	7,310	6,865	6,544	6,781	6,673	6,589	6,126	6,499
Capital	$15,318	$16,083	$16,492	$16,319	$15,983	$15,757	$15,548	$15,344	$13,878	$13,617	$13,017	$13,248

Debt-to-capital	59.6%	55.7%	54.5%	55.9%	54.3%	56.4%	57.9%	55.8%	51.9%	51.6%	52.9%	50.9%

After-tax Return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

Adjusted operating profit (a)	$663	$711	$697	$675	$690	$679	$665	$623	$616	$623	$636	$627
Less: adjusted income taxes (a)	(161)	(187)	(183)	(176)	(182)	(178)	(174)	(164)	(162)	(164)	(169)	(165)
Less: tax benefit on adjusted interest expense (a)	(12)	(13)	(12)	(13)	(11)	(11)	(11)	(11)	(10)	(10)	(9)	(10)
Add: income from equity investments	12	11	10	9	9	8	11	10	9	8	10	7
Adjusted net operating profit after-tax (NOPAT)	$502	$522	$512	$495	$506	$498	$491	$458	$453	$457	$468	$459
4-quarter trailing adjusted NOPAT	$2,031	$2,035	$2,011	$1,990	$1,953	$1,900	$1,859	$1,836

Ending capital (see above)	$15,318	$16,083	$16,492	$16,319	$15,983	$15,757	$15,548	$15,344	$13,878	$13,617	$13,017	$13,248
5-quarter average ending capital	$16,039	$16,127	$16,020	$15,790	$15,302	$14,829	$14,281	$13,821

After-tax ROC (4-quarter trailing NOPAT / 5-quarter average capital)	12.7%	12.6%	12.6%	12.6%	12.8%	12.8%	13.0%	13.3%

Return on Praxair, Inc. Shareholders' Equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

Adjusted net income - Praxair, Inc. (a)	$460	$477	$467	$448	$462	$451	$445	$414	$414	$419	$429	$419
4-quarter trailing adjusted net income - Praxair, Inc.	$1,852	$1,854	$1,828	$1,806	$1,772	$1,724	$1,692	$1,676

Ending Praxair, Inc. shareholders' equity	$5,623	$6,552	$6,911	$6,600	$6,609	$6,210	$5,928	$6,169	$6,064	$6,015	$5,615	$5,940
5-quarter average Praxair shareholders' equity	$6,459	$6,576	$6,452	$6,303	$6,196	$6,077	$5,958	$5,961

ROE (4-quarter trailing adjusted net income - Praxair, Inc. / 5-quarter average Praxair shareholders' equity)	28.7%	28.2%	28.3%	28.7%	28.6%	28.4%	28.4%	28.1%	28.9%	29.2%	29.0%	28.4%

Adjusted EBITDA, Adjusted EBITDA Margin and Debt-to-Adjusted EBITDA Ratio- These measures are used by investors, financial analysts and management to assess a company's ability to meet its financial obligations.

Adjusted net income - Praxair, Inc. (a)	$460	$477	$467	$448	$462	$451	$445	$414	$414	$419	$429	$419
Add: adjusted noncontrolling interests (a)	11	13	14	14	17	17	16	15	14	12	15	13
Add: adjusted interest expense - net (a)	43	45	43	46	38	41	41	40	35	36	33	37
Add: adjusted income taxes (a)	161	187	183	176	182	178	174	164	162	164	169	165
Add: depreciation and amortization	291	301	293	285	287	281	275	266	254	248	247	252
Adjusted EBITDA	$966	$1,023	$1,000	$969	$986	$968	$951	$899	$879	$879	$893	$886

Reported sales	2,990	3,144	3,113	3,026	3,010	3,013	3,014	2,888	2,799	2,774	2,811	2,840
Adjusted EBITDA margin	32.3%	32.5%	32.1%	32.0%	32.8%	32.1%	31.6%	31.1%	31.4%	31.7%	31.8%	31.2%

Full Year:
Reported sales	12,273				11,925
Adjusted EBITDA (below)	3,958				3,804
Adjusted EBITDA margin	32.2%				31.9%

Ending net debt (see above)	$9,132	$8,953	$8,992	$9,126	$8,673	$8,892	$9,004	$8,563	$7,205	$7,028	$6,891	$6,749
5-quarter average net debt	$8,975	$8,927	$8,937	$8,852	$8,467	$8,138	$7,738	$7,287
4-quarter trailing adjusted EBITDA	$3,958	$3,978	$3,923	$3,874	$3,804	$3,697	$3,608	$3,550

Debt-to-adjusted EBITDA ratio (5-quarter average net debt / 4-quarter trailing adjusted EBITDA)	2.3	2.2	2.3	2.3	2.2	2.2	2.1	2.1

(a)	The following table presents adjusted amounts for Operating Profit and Operating Profit Margin, Interest Expense - net, Income Taxes, Effective Tax Rate, Noncontrolling Interests, Net income - Praxair, Inc., and Diluted EPS for the periods presented. Additionally, this table presents the percentage change in Diluted EPS Guidance for the full year 2014 as compared to 2013 Adjusted Diluted EPS.

	Year	Fourth Quarter	Year	Fourth Quarter	Third Quarter	First Quarter	Third Quarter
	2014	2014	2013	2013	2013	2013	2012
Adjusted Operating Profit and Operating Profit Margin
Reported operating profit	$2,608	$525	$2,625	$690	$670	$600	$558
Add: Pension settlement charge	7	7	9	-	9	-	9
Add: Venezuela currency devaluation	131	131	23	-	-	23	-
Add: Cost reduction program	-	-	-	-	-	-	56
Total adjustments	138	138	32	-	9	23	65
Adjusted operating profit	$2,746	$663	$2,657	$690	$679	$623	$623

Reported percentage change	-1%	-24%
Adjusted percentage change	3%	-4%

Reported sales	$12,273	$2,990	$11,925	$3,010	$3,013	$2,888	$2,774
Adjusted operating profit margin	22.4%	22.2%	22.3%	22.9%	22.5%	21.6%	22.5%

Adjusted Interest Expense - net
Reported interest expense - net	$213	$79	$178	$56	$41	$40	$36
Less: Bond redemption	(36)	(36)	(18)	(18)	-	-	-
Adjusted interest expense - net	$177	$43	$160	$38	$41	$40	$36

Adjusted Income Taxes
Reported income taxes	$691	$145	$649	$136	$175	$164	$90
Add: Bond redemption	14	14	6	6	-	-	-
Add: Income tax benefit	-	-	40	40	-	-	55
Add: Pension settlement charge	2	2	3	-	3	-	3
Add: Cost reduction program	-	-	-	-	-	-	16
Total adjustments	16	16	49	46	3	-	74
Adjusted income taxes	$707	$161	$698	$182	$178	$164	$164

Adjusted Effective Tax Rate
Reported income before income taxes and equity investments	$2,395	$446	$2,447	$634	$629	$560	$522
Add: Bond redemption	36	36	18	18	-	-	-
Add: Pension settlement charge	7	7	9	-	9	-	9
Add: Venezuela currency devaluation	131	131	23	-	-	23	-
Add: Cost reduction program	-	-	-	-	-	-	56
Total adjustments	174	174	50	18	9	23	65
Adjusted income before income taxes and equity investments	$2,569	$620	$2,497	$652	$638	$583	$587

Adjusted income taxes (above)	$707	$161	$698	$182	$178	$164	$164
Adjusted effective tax rate	28%	26%	28%	28%	28%	28%	28%

Adjusted Noncontrolling interests
Reported noncontrolling interests	$(52)	$(11)	$81	$33	$17	$15	$10
Less: Income tax benefit	-	-	(16)	(16)	-	-	-
Add: Cost reduction program	-	-	-	-	-	-	2
Total adjustments	-	-	(16)	(16)	-	-	2
Adjusted noncontrolling interests	$(52)	$(11)	$65	$17	$17	$15	$12

Adjusted Net Income - Praxair, Inc.
Reported net income - Praxair, Inc.	$1,694	$302	$1,755	$474	$445	$391	$430
Add: Bond redemption	22	22	12	12	-	-	-
Less: Income tax benefit	-	-	(24)	(24)	-	-	(55)
Add: Pension settlement charge	5	5	6	-	6	-	6
Add: Venezuela currency devaluation	131	131	23	-	-	23	-
Add: Cost reduction program	-	-	-	-	-	-	38
Total adjustments	158	158	17	(12)	6	23	(11)
Adjusted net income - Praxair, Inc.	$1,852	$460	$1,772	$462	$451	$414	$419

Reported percentage change	-3%	-36%
Adjusted percentage change	5%	0%

Adjusted Diluted EPS
Reported diluted EPS	$5.73	$1.03	$5.87	$1.59	$1.49	$1.30	$1.43
Add: Bond redemption	0.07	0.07	0.04	0.04	-	-	-
Less: Income tax benefit	-	-	(0.08)	(0.08)	-	-	(0.18)
Add: Pension settlement charge	0.02	0.02	0.02	-	0.02	-	0.02
Add: Venezuela currency devaluation	0.45	0.45	0.08	-	-	0.08	-
Add: Cost reduction program	-	-	-	-	-	-	0.12
Total adjustments	0.54	0.54	0.06	(0.04)	0.02	0.08	(0.04)
Adjusted diluted EPS	$6.27	$1.57	$5.93	$1.55	$1.51	$1.38	$1.39

Reported percentage change	-2%	-35%
Adjusted percentage change	6%	1%

Full-Year 2015 Diluted EPS Guidance
	Full Year 2015
	Low End	High End

2015 diluted EPS guidance	$6.15	$6.50
Add: estimated negative currency impact	0.44	0.44
2015 diluted EPS guidance, excluding negative currency impact	$6.59	$6.94
2014 adjusted diluted EPS (see above)	$6.27	$6.27

Percentage change from 2014	-2%	4%
Percentage change from 2014, excluding currency impact	5%	11%

CONTACT:
Praxair, Inc.
Media
Jason Stewart, 203-837-2448
jason_stewart@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com